The Securities and Exchange Commission
Division of Investment Management
Judiciary Plaza
450 Fifth Street NW
Washington, DC 20549

Re: The AAL Variable Life Account I
    1933 Act Registration No. 33-31011
    1940 Act File No. 811-08289
    CIK # 0001039305
    Post-effective Amendment No.  to Form S-6

Filed in Accordance with Rules 485(b) and 497(j)

Gentleperson:

This opinion is furnished in connection with the filing of the Post-Effective amendment referenced above to Form S-6 (“Registration Statement”) under the Securities Act of 1933, as amended, (the “1933 Act”) and the Investment Company Act of 1940, by Aid Association for Lutherans (“AAL”) and the AAL Variable Life Account I (the “Variable Account”). The securities registered under the Registration Statement are units of interest (“Units”) to be issued by the Variable Account pursuant to certain individual variable life insurance certificates (“Certificates”) described in the Registration Statement.

I am Assistant General Counsel of AAL. I am familiar with the legal organization of AAL and have reviewed all statements, records, instruments and documents that I have deemed necessary to examine for purposes of this opinion. I have examined the Post-Effective Amendment to Form S-6 to be filed with the Securities and Exchange Commission in connection with the registration under the 1933 Act of an indefinite number of Units to be issued by the Variable Account in connection with the terms of the Certificates. I am of the opinion that:

1.	AAL is a fraternal benefit society organized under the laws of the State of Wisconsin;

2.	The Variable Account is duly organized under the provisions of the Wisconsin Insurance Code as a separate account under which income, gains or losses, realized or unrealized, from assets allocated to the Variable Account, are credited or charged against the Variable Account under the terms of the Certificates without regard to income, gains or losses to AAL;

3.	The assets held in the Variable Account equal the reserves and other liabilities under the Certificates and are nor chargeable with liabilities arising out of any other business AAL may conduct; and

4.	The Certificates have been duly authorized by AAL and issued in a manner contemplated by the Registration Statement and the Units thereunder constitute legal, validly issued and binding obligations of AAL in accordance with the terms of the Certificates.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this opinion I do not admit that I come within the category of persons whose consent is required under section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission.

Questions or comments regarding this filing may be directed to the undersigned at (920) 734-5721 extension 3503.

Sincerely,

/s/ Frederick D. Kelsven

Assistant General Counsel
Securities and Investment Law
Aid Association for Lutherans

February 13, 2001